Exhibit (p)(ii)

GRYPHON INTERNATIONAL INVESTMENT CORPORATION

Code of Ethics

Table of Contents

Part I	PURPOSE OF THE CODE	1
1.1	FAIR TREATMENT OF CLIENTS	1
1.2	RESPONSIBILITIES TO OUR CLIENTS	1
1.3	DUTY OF CONFIDENTIALITY	1

Part II	STANDARD OF CONDUCT	2
2.1	STANDARD OF CARE	2
2.2	OBLIGATION TO COMPLY WITH LAW	2
2.3	INSIDER TRADING	3

Part III	CONFLICTS OF INTEREST	3
3.1	REQUIREMENT FOR PROPER CONDUCT	3
3.2	DISCLOSURE	3
3.3	OUTSIDE ACTIVITIES AND BOARD APPOINTMENT(S)	4
3.4	ACCEPTANCE OF GIFTS, ENTERTAINMENT OR OTHER BENEFITS	4
3.5	REPORTING TO THE BOARD OF DIRECTORS	5
3.6	REVIEW OF THE CODE	5

Part IV	VIOLATIONS OF THE CODE OF ETHICS	5
4.1	BREACH OF CODE	5
4.2	POSSIBLE SANCTIONS	5
4.3	PROTECTION OF WHISTLE BLOWERS	5

Part V	PERSONAL TRADING	6
5.1	LEGAL REQUIREMENTS	6
5.2	SPECIAL RULES FOR ACCESS PERSONS	6
5.3	WHO IS AN “ACCESS” PERSON	7
5.4	COVERED PERSONS AND ACCOUNTS	7
5.5	PROHIBITED ACTIVITIES	8
5.6	REQUIREMENT TO OBTAIN PRIOR APPROVAL FOR PERSONAL TRADES	9
5.7	EXEMPT SECURITIES	9
5.8	PROCEDURES TO OBTAIN PRIOR APPROVAL	10
5.9	BLACKOUT PERIODS	11
5.10	PERSONAL TRADING REPORTING PROCEDURES	11
5.11	COMPLIANCE REVIEW PROCEDURES	12

Part VI	CERTIFICATE / ACKNOWLEDGEMENT	13

Appendix A: Gryphon International Investment Corporation Code of Ethics		14

Appendix B: Gryphon International Investment Corporation Code of Ethics		15

Version: October 9, 2018

Part I	PURPOSE OF THE CODE

This Code of Ethics (“Code”) is adopted by the Board of Directors of Gryphon International Investment Corporation (“Gryphon International”) to:

A.	Ensure compliance with requirements of securities legislation, rules and regulations in jurisdictions where Gryphon International is registered or licensed and other applicable legislation and requirements, and

B.	To establish an appropriate code of conduct for the firm’s Advisory Representatives and other employees.

The Code is designed to:

●	Protect clients by preventing and deterring misconduct;

●	Educate and advise employees and ‘Access Persons’ of their responsibilities to clients and the firm;

●	Prevent violations of securities laws and associated legislation, rules and regulations;

●	Protect the reputation of Gryphon International; and

●	Set-out procedures for employees, and/or Access Persons to follow to facilitate Gryphon International’s monitoring and verification of compliance with this Code.

All terms of this code shall apply to all directors, employees and Access Persons (as defined below) of the firm unless specifically exempted by the Chief Compliance Officer (“CCO”) and subsequently reported to the Board of Directors.

1.1	FAIR TREATMENT OF CLIENTS

Gryphon International has adopted this Code to ensure the fair treatment of all clients through the highest standards of integrity and ethical business conduct by its employees, directors and Access Persons.

1.2	RESPONSIBILITIES TO OUR CLIENTS

As a director, employee, and/or Access Person of Gryphon International, you are required to put the interests of the firm’s clients first; ahead self-interests or any personal gain. Above all, you must not take advantage of your position, knowledge or relationship with the firm’s clients, or engage in any conduct which is not in their best interest. Trading transactions for clients always have priority over your personal trading transactions. If you are an Access Person (as defined in Section 5.3) there are special rules in Section 5 of the Code which apply to your personal trading activities. Any actual or potential conflicts with client interests must be disclosed in accordance with the terms of this Code.

1.3	DUTY OF CONFIDENTIALITY

Directors, employees, and/or Access Persons must at all times ensure that any non-public information obtained in the course of providing services for Gryphon International is kept confidential. Information to be kept confidential routinely includes, but is not limited to:

a)	Client Information - All information regarding clients and prospective clients of Gryphon International, and the clients and prospective clients of Gryphon Investment Counsel, Inc. (“GIC”) to the extent such information becomes known, including their identity, accounts and investments. In addition to the requirements of this Code, applicable rules and legislation relating to privacy prohibit the use of individuals’ personal information;

b)	Staff/Personnel Information - Information regarding other firm employees and personnel, and the personnel of GIC, including their pay and benefits. The privacy rules and legislation described in a) also invariably apply to all individuals who work for or provide services for Gryphon International and GIC; and

c)	Firm Information - Information relating to Gryphon International’s operations, including its strategies, products, and vehicles, as well as any future initiatives.

Confidential information must not be disclosed to any party without an express need to do so in accordance with services provided by Gryphon International, and in accordance with this Code.

The duty of confidentiality in this section is permanent and does not terminate if/when the employee or access person is terminated or ceases to provide services for Gryphon International. For clarity - nothing in Code of Ethics should be construed to preclude reporting of any breach of applicable legislation.

Part II	STANDARD OF CONDUCT

2.1	STANDARD OF CARE

This Code is intended to promote compliance with the fiduciary standards of Gryphon International. We have a duty to our clients to act honestly, in good faith and in their best interests and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances.

Access persons and employees must not, and agree not to, defame Gryphon International or any client or prospective client in any public or private forum, including after the employee or access person is terminated or ceases to provide services for Gryphon International.

Any questions or concerns with respect to these requirements and your duties and responsibilities under the Code should be raised with Gryphon International’s CCO immediately.

2.2	OBLIGATION TO COMPLY WITH LAW

Gryphon International, its directors, employees and Access Persons, are required to comply with all laws applicable to the firm’s business and operations, including securities laws and other legal obligations. You have a duty to know, understand and comply with any laws which apply to your employment duties and responsibilities. You should be aware that your legal obligations may be more extensive than your obligations to the company and its clients under this Code. The CCO is ultimately responsible for monitoring compliance with the provisions of this Code and receives day-to-day assistance from the firm’s other compliance staff.

With respect to retirement investors in the United States, e.g. ERISA Plans, IRA accounts etc., Gryphon International is subject to the Department of Labor Fiduciary Rule, including the Impartial Conduct Standards effective June 9, 2017. The Fiduciary Rule includes requirements that the firm: i) Act in the client’s best interest; ii) Accept no more than reasonable compensation; and iii) Make no misleading statements. Gryphon International believes that the general application of this Code of Ethics duly addresses these aspects.

2.3	INSIDER TRADING

Directors, employees and Access Persons may come into possession of material non-public information regarding publicly traded investments in the performance of their duties for the firm or otherwise, or information which is viewed as potentially material non-public information. Any trading in light of this information, or divulgence of this information to others who may act on this information, for the firm or for personal purposes, may expose the individual and/or the firm to charges or allegations of insider trading. Any trading or communication in light of this information is prohibited unless specifically authorized by the CCO, and counsel for the firm, as considered necessary, further to an analysis of the specific facts and circumstances to confirm compliance with applicable laws and this Code. If you are uncertain about these requirements, you must immediately contact Gryphon International’s CCO.

Part III	CONFLICTS OF INTEREST

3.1	REQUIREMENT FOR PROPER CONDUCT

You must avoid any situation in which your personal interests conflict with your duties as a director, employee or representative of Gryphon International. When you are faced with a conflict of interest, you are required to comply with the terms of this Code and to exercise the business judgement of a responsible person, uninfluenced by considerations other than the best interests of Gryphon International’s clients.

If you are uncertain about whether a particular activity may create a conflict and/or may be prohibited, you are required to promptly contact the CCO.

3.2	DISCLOSURE

If you know a conflict of interest exists or could arise, you must provide all details of the conflict of interest to Gryphon International’s CCO immediately. If you are uncertain as to whether a conflict of interest exists or could arise, you must immediately discuss the matter with Gryphon International’s CCO, or compliance staff who will coordinate with the CCO; the CCO is responsible for addressing and resolving all potential and actual conflicts of interest.

Any director, employee or representative of Gryphon International must disclose a direct or indirect association or material interest or involvement that could result in any potential or actual conflict of interest.

This includes any actual or perceived conflict of interest that could reasonably be expected to impair, or could reasonably be interpreted as impairing, the ability to render an unbiased and objective opinion or to fulfill responsibilities to act in the best interest of clients.

It is the firm’s policy to restrict, monitor and require prior approval of the CCO for any political contributions to government officials to address potential conflicts. The firm also maintains appropriate records for all political contributions made by the firm and/or its covered associates.

The disclosure of any material conflict reported to the CCO should be made in writing to the directors of Gryphon International as soon as practicable after the individual becomes aware of the conflict of interest. Without approval of a majority of the directors, the individual must suspend the activities with respect to the issue causing the conflict.

The officers and Board of Directors of Gryphon International assume ultimate responsibility to ensure disclosure of any conflict or potential conflict to all affected clients, as necessary, together with any action(s) taken to ensure that such conflict does not impair the firm’s ability to fulfill applicable fiduciary responsibilities.

Gryphon International may also be obligated to provide additional disclosure per contractual agreements with clients, in which case the disclosure procedure must adhere to the relevant contractual agreement.

3.3	OUTSIDE ACTIVITIES AND BOARD APPOINTMENT(S)

All directors, employees and Access Persons are required to notify the CCO in writing of the following, promptly upon notification of an appointment and prior to acceptance of appointment, as practicable:

1.	A board appointment to a non-public company.

2.	A board appointment to a publicly traded company.

3.	Any outside business activity, whether compensation is received or not.

All outside activities presenting any potential conflict (as determined by the CCO) must be approved by the firm’s board of directors. All outside activities of a registrant must be disclosed to regulators via the National Registration Database. The Board of Directors cannot approve anything that is contrary to law.

3.4	ACCEPTANCE OF GIFTS, ENTERTAINMENT OR OTHER BENEFITS

●	The acceptance of gifts, entertainment or other benefit in excess of $100 from any person or entity that does business with or on behalf of Gryphon International is prohibited without disclosure to the CCO.

●	The acceptance of gifts, entertainment or other benefit of more than de minimis value in any calendar year from any person or entity that does business with or for Gryphon International is also prohibited without disclosure to the CCO; under this Code de minimis value is considered to be $250.

3.5	REPORTING TO THE BOARD OF DIRECTORS

The CCO is required to report breaches of the Code to the Board of Directors and, at a minimum will provide a written report, at least annually, to the firm’s Board of Directors summarizing:

●	Compliance with the Code for the period under review;

●	Violations of the Code for the period under review; and

●	Any change(s) recommended for the Code.

3.6	REVIEW OF THE CODE

After receiving the CCO’s report, the Board of Directors will review the Code for adequacy, and to review any amendments which may be deemed necessary in light of legal and business developments and Gryphon International’s experience in administering the Code.

Part IV    VIOLATIONS OF THE CODE OF ETHICS

4.1	BREACH OF CODE

You must report any violations or breach of this Code which come to your attention to Gryphon International’s CCO.

4.2	POSSIBLE SANCTIONS

There are a number of possible sanctions which staff and Access Persons may face following violations of this Code, depending on the severity and nature of the violation, including, but not limited to:

●	Written warning

●	Termination of employment or relationship

●	Civil or criminal action

Alternate or additional sanctions may be imposed or sought depending on the circumstances.

4.3	PROTECTION OF WHISTLE BLOWERS

All staff members and Access Persons are strongly encouraged to report any violations of the Code which they become aware of to Gryphon International’s CCO, Board of Directors, or compliance staff. Such reporting will be kept confidential and every effort will be taken to protect any reporting person from retaliatory action. Please note that anonymous reporting of violations of the Code is permitted — e.g. via unsigned typed reporting sent by mail to the CCO, Board of Directors, or compliance staff.

ANY RETALIATORY ACTION TAKEN AGAINST ANYONE REPORTING POTENTIAL VIOLATIONS OF THE CODE WILL BE TREATED AS AN EXTREME VIOLATION OF THE CODE, WILL BE REPORTED TO GRYPHON INTERNATIONAL’S BOARD OF DIRECTORS AND WILL RECEIVE APPROPRIATE SANCTION. ANY WHISTLEBLOWER REPORTING TO REGULATORY AUTHORITIES WILL NOT RECEIVE ANY RETALIATORY ACTION AND NO EMPLOYEE OR ACCESS PERSON SHOULD FEAR TERMINATION OR RETRIBUTION FROM SUCH REPORTING.

Part V	PERSONAL TRADING

5.1	LEGAL REQUIREMENTS

Section 119 of the Securities Act (Ontario) and similar provisions in the securities laws of other provinces and territories in Canada prohibit trading by persons on the basis of the investment program of a mutual fund (which includes pooled investment funds) or the investment portfolio of a client of an adviser. Specifically, the section states:

“No person or company that has access to information concerning the investment program of a mutual fund or the investment portfolio managed for a client by a registered adviser or registered dealer through discretionary authority provided by the client shall purchase or sell securities of an issuer for his, her or its own account if,

(a)	the portfolio securities of the mutual fund or the investment portfolio managed for the client by the registered adviser or registered dealer include securities of that issuer, and

(b)	the person or company has used the information for his, her or its direct benefit or advantage.”

In the U.S., the Investment Adviser Code of Ethics Rule under the Investment Advisers Act of 1940 requires a registered adviser to maintain a Code of Ethics which sets forth standards of conduct expected of advisory personnel and addresses conflicts that arise from personal trading by advisory personnel. Among other requirements, the rule requires advisers’ supervised persons to report their personal securities transactions, including transactions in any mutual fund managed by the adviser.

5.2	SPECIAL RULES FOR ACCESS PERSONS

All “Access Persons” (defined below) are subject to special rules and restrictions with respect to trading in securities within accounts covered by this Code (referred to as “personal trading”), as set out in this Part. Access Persons must not use any non-public or confidential information about the firm’s clients for their direct or indirect personal benefit or in a manner which would not be in a client’s best interests. This prohibition includes what is commonly called “front-running” as well as trading on insider information which is not only a breach of this Code, but is generally punishable under securities legislation which Gryphon International is subject to.

Access Persons must not use their position to obtain or enable special treatment or investment opportunities not generally available to the public.

5.3	WHO IS AN “ACCESS” PERSON

You are an Access Person if you are a director, employee or representative, who obtains, or are able to obtain, access to non-public information concerning the portfolio holdings, trading activities or ongoing investment programs of the firm’s clients through services you provide to or for Gryphon International; Custodians, Auditors, Lawyers and Accountants providing services to Gryphon International are exempted from this definition.

Access Persons are subject to all the various restrictions and requirements of the Code including this Part unless specifically exempted by the Board of Directors due to extenuating circumstances and particulars.

5.4	COVERED PERSONS AND ACCOUNTS

Trading restrictions for Access Persons apply to various accounts as detailed below. If you are an Access Person the restrictions apply to:

●	Accounts registered in your name;

●	Accounts for which you are able to, directly or indirectly, exercise investment or voting “control”; and

●	Accounts in which you have a direct or indirect “beneficial interest” or “beneficial ownership”.

The terms “control”, “beneficial interest” and “beneficial ownership” are subject to varying interpretation under securities laws to which Gryphon International is subject. Gryphon International’s CCO or other compliance staff must be consulted if there is any question as to whether or not an Access Person exercises control or has beneficial interest or ownership in an account and whether it must be disclosed; compliance staff will discuss all such matters raised with the CCO. Beneficial ownership is considered to include any accounts in which an Access Person has a direct or indirect pecuniary/monetary interest.

You are ordinarily considered to have a beneficial interest in accounts:

a)	registered in your name;

b)	held by your spouse or domestic partner or other family members living in the same household;

c)	held by a corporation, partnership or other entity in which you participate in the investment or voting decisions;

d)	held in trust for you or those listed above, unless (i) the trustee is someone other than you, your spouse or other family members living in the same household; and (ii) you are not able to, directly or indirectly, exercise investment or voting control over the account; and

e)	held by an investment club, of which you or those listed above participate in the investment or voting decisions.

You are considered to exercise control in accounts where you have the power to exercise a controlling or decisive influence over the composition or investment policies of the account.

The examples indicated above do not address all situations in which a beneficial interest or control can exist. If you are uncertain about whether an account is subject to the restrictions of this Code, or wish to obtain an exemption for a specific account, contact Gryphon International’s CCO.

In accordance with this Code, and other applicable legal obligations, Gryphon International will keep all information provided under the Code confidential at all times unless disclosure is required to administer the Code or is required by securities regulators or other authorized legal authority.

For any personnel of Gryphon Investment Counsel Inc. (“GIC”) who may meet the definition Access Person, the Board of Directors of Gryphon International waives the requirements of the Code subject to their coverage under a Code of Ethics ostensibly addressing similar or identical parameters and requirements maintained by GIC.

5.5	PROHIBITED ACTIVITIES

The following activities are prohibited:

●	Communicating non-public information concerning the firm’s clients and potential clients, to anyone or any party other than as specifically authorized or required to fulfil functions performed for Gryphon International;

●	Political contributions except as specifically approved per this Code;

●	Inducing clients to take, or to fail to take, any action because of personal interests;

●	Using knowledge of client transactions to profit by the market effect of such transactions (e.g. “front-running” or similar activities);

●	Using your position to obtain special treatment or investment opportunities not generally available to the firm’s clients or the public;

●	Purchase by an Access Person of an offering which is subject to allocation such as a new or secondary public offering or a private placement if such participation is granted, or is made available on a preferential basis, further to employment with Gryphon International, status as an Access Person of Gryphon International or any other potentially conflicting basis;

●	A trade by an Access Person in a security for which there is an unfilled order outstanding; and

●	The use of derivatives to evade the restrictions imposed by this Code.

Other activities, which are not specifically listed, may still be inappropriate if they would place you in a position of conflict with client’s best interests. If you are uncertain about whether a particular activity may be prohibited, contact Gryphon International’s CCO.

5.6	REQUIREMENT TO OBTAIN PRIOR APPROVAL FOR PERSONAL TRADES

Personal trading pre-clearance forms as per Appendix B below are required. Forms are available from Gryphon International compliance staff. Gryphon International’s CCO delegates the responsibility for approval of personal trades to the approval personnel listed below, as follows:

Canadian Equity

All Access Persons must obtain prior approval from GIC’s CCO for any trading in Canadian equities; the CCO will determine if approval can be granted based on consultation with a GIC Portfolio Manager. In the event the GIC CCO is not available, approval may be sought from a delegated officer of GIC, as directed by the GIC CCO. Only the securities per Section 5.7 are exempt from this pre-clearance process. All other trades must be pre-cleared and will only be approved if the personal trade is not found to conflict with the best interests of Gryphon International’s clients and/or GIC’s clients.

Non-Canadian Equity

All Access Persons must obtain prior approval from a Portfolio Manager (i.e. a registered Advising Representative) of Gryphon International for trading non-Canadian equities. Only the securities per Section 5.7 are exempt from this pre-clearance process. All other trades must be pre-cleared and will only be approved if the personal trade is not found to conflict with the best interests of Gryphon International’s clients and/or GIC’s clients. With respect to non-Canadian equity trades, personal trades of a Portfolio Manager of Gryphon International must be approved by a separate Portfolio Manager; i.e. no individual may approve their own personal trades.

If a security is inter-listed in Canada and elsewhere approval personnel will ordinarily be determined by where the relevant company’s head office is located; if any potential conflict of interest is perceived, approval will only be granted following consultation with an approval person of the other firm.

Bonds

All Access persons must obtain prior approval from GIC’s CCO with respect to Canadian and foreign-pay Canadian corporate and municipal bonds; the CCO will determine if approval can be granted based on consultation with a GIC Portfolio Manager. In the event the GIC CCO is not available, approval may be sought from a delegated officer of GIC, as directed by the GIC CCO. With respect to non-Canadian corporate and municipal bonds, all Access Persons must obtain the prior approval of a Portfolio Manager (i.e. a registered Advising Representative) of Gryphon International; personal trades of a Portfolio Manager of Gryphon International must be approved by a separate Portfolio Manager; i.e. no individual may approve their own personal trades.

Access Persons should retain a copy of all trade approvals for their records as evidence of an authorized trade.

5.7	EXEMPT SECURITIES

The following securities are exempt from the pre-clearance and reporting procedures in this Code:

●	guaranteed investment certificates, certificates of deposit, and other deposits with financial institutions;

●	treasury bonds issued by national governments;

●	short-term debt securities maturing in less than three hundred and sixty-five (365) days from their date of issue;

●	physical commodities or non-equity securities relating to those commodities;

●	any security that would otherwise require pre-approval which the Board of Directors of Gryphon International has specifically exempted following a determination that there is no conflict of interest (which determination may be rescinded at any time); and

●	units in a mutual fund or pooled fund available to the general public except mutual funds and pooled funds which receive advisory services from Gryphon International, GIC or any party related to either Gryphon International or GIC.

5.8	PROCEDURES TO OBTAIN PRIOR APPROVAL

The following procedures have been adopted to ensure that only personal trades which do not conflict with the firm’s clients and which do not provide a benefit to the Access Person ahead of or in lieu of any anticipated trading will be approved:

(a)	No Conflict by Access Person. The Access Person must advise the relevant approval officers if he or she:

●	possesses material non-public information relating to the security;

●	is aware of any proposed trade or investment program relating to that security by client;

●	believes a proposed trade has been offered because of the Access Person’s position in the company and is not available to other market participants on the same terms; and

●	believes any proposed trade contravenes any of the prohibited activities listed in this Code.

The Access Person seeking approval must provide any other information reasonably requested concerning the proposed personal trade.

(b)	i) Private Placements. Private placements will not normally be approved unless, in addition to the requirements for the approval of other trades, the Access Person and approval person have no reason to believe the opportunity presents any actual or potential conflict of interest.

ii)       Initial Public Offerings (IPO’s). IPO’s will not normally be approved unless, in addition to the requirements for the approval of other trades, the approval person is satisfied the investment opportunity is not sought for Gryphon International or GIC clients, and the opportunity does not present any actual or potential conflict of interest.

(c)	Trading Approval. An approval person in accordance with section 5.6, or in their absence, a duly authorized delegate, will review all relevant information and will only grant approval for the proposed personal trade if they are satisfied the trade will not be contrary to the best interests of Gryphon International’s clients, and does not contravene any of the other restrictions imposed by this Code.

(d)	Trading Approval Period. The Access Person normally has two business days from the time of authorization to complete an approved trade. The Access Person must re-apply for approval if any part of the approved trade has not been completed by the end of the approved period and the Access Person still wishes to complete the remainder of the trade.

5.9	BLACKOUT PERIODS

(a)	For equities and bonds, with the exception of exempt securities per section 5.7, the proposed trade by the Access Person will not be approved if there has been trading in a security of the same issuer by any of the firm’s clients within the previous two (2) trading days, unless the client trade is complete and the Access Person trade is on the same side of the market and no conflict is perceived.

(b)	If trading in a security is pending for a Gryphon International client, no Access Person is allowed to trade that security before full completion of the trade for client(s).

5.10	PERSONAL TRADING REPORTING PROCEDURES

If you are an Access Person, you must provide:

(a)	A Signed Certificate/Acknowledgment per Part VI of the Code, upon initial status as an Access Person and annually thereafter;

(b)	A list as per Appendix A identifying accounts subject to reporting under the Code, upon status as an Access Person and upon amendment to the list thereafter;

(c)	Copies of Account Statements for accounts holding reportable securities. Instructions must be delivered to all relevant dealers to provide copies of account statements for reportable accounts further to the Code, i.e. for duplicate copies of all statements for accounts covered under the Code to be delivered, on no less than a quarterly basis, to the attention of Gryphon International’s CCO. If duplicate statements cannot be so delivered for any reason, the Access Person must receive approval from the CCO for manual delivery of statement copies not later than 30 days following the end of any given calendar quarter.

a)	[Gryphon International relies on compliance with GIC’s Code of Ethics and documentation provided to GIC’s CCO for Access persons who are supervised by GIC to the extent possible]

5.11	COMPLIANCE REVIEW PROCEDURES

(a)	Review of Reported Trades. Gryphon International’s CCO or a delegate will review on a quarterly basis reporting by Access Persons to ensure compliance with the personal trading procedures in this Code.

(b)	Confidentiality of Information. All information received by Gryphon International under this Code will be kept confidential and will only be disclosed to others as required to administer this Code, as required by securities regulators, or as otherwise required by law. Further to the Code, both Gryphon International’s CCO and the Access Person are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied).

(c)	Enforcement of Personal Trading Procedures. Gryphon International’s CCO will report violations of personal trading procedures to Gryphon International’s Board of Directors, no less than annually, and on an incidental basis as deemed necessary by Gryphon International’s CCO or as required under this Code.

Part VI	CERTIFICATE / ACKNOWLEDGEMENT

I hereby certify and acknowledge that I have read the Code of Ethics for Gryphon International Investment Corporation and agree to abide by it. I acknowledge that I am subject to the Code of Ethics as an Access Person and attest that I:

a)	Have identified any reportable securities accounts and provided or arranged for the provision of any applicable account statements according to the Code;

or

b)	Do not maintain any accounts with securities which are reportable under this Code and did not execute any trades in securities outside of those found on the “Exempt” list in Section 5.7 of the Code.

Signature of Access Person	Date

Please print your name

Appendix A: Gryphon International Investment Corporation Code of Ethics

Account Name and Number	Broker or Dealer Name	Date Account Opened	Request sent for duplicate statement (Y/N)

Employee Signature	Date

Employee Name

Appendix B: Gryphon International Investment Corporation Code of Ethics

Personal Trading Pre-Clearance Form

Name:

Intends to trade for personal account #

BUY	SELL

BUY	SELL

BUY	SELL

BUY	SELL

The employee declares that:

●	They do not have any confidential unpublished information regarding the security in question;

●	They will not knowingly place themselves in a situation of conflict of interest by reason of the transaction;

●	They are not aware of an investment program in effect by the firm regarding the security;

●	They undertake to provide the firm with any other information deemed necessary regarding the transaction.

Employee Signature	Date

Authorized by:

Approval Officer	Date	Time

This transaction is approved for two business days from the time of authorization. Failure to execute the trade within the allotted time will require the trade to be re-authorized. Gryphon International Investment Corporation reserves the right to rescind this authorization at its discretion.

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